UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/29/2008

SCIENTIFIC LEARNING CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24547

DE	94-3234458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Frank H. Ogawa Plaza , Suite 600, Oakland , CA 94612
(Address of principal executive offices, including zip code)

510-444-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
On October 29, 2008, the Nominating and Corporate Governance Committee of the Board of Directors of Scientific Learning Corporation (the "Company") received notice that four directors, Ajit Dalvi, Carleton A. Holstrom, Joseph B. Martin and Michael M. Merzenich, planned to resign, effective October 31, 2008. The Company is not aware of any disagreement between any of these directors and the Company as to the Company's operations, policies or practices. Rather, these four directors resigned as part of a restructuring to reduce the size of the Board.
The Company issued a press release in which it announced these resignations on October 31, 2008. A copy of the press release is filed with this report as Exhibit 99.1, which is incorporated herein by reference.
(d)
At its October 30, 2008 meeting, the Board of Directors appointed Jeffrey D. Thomas effective November 1, 2008, to fill one of the vacancies caused by these resignations. Mr. Thomas is the President and Chief Executive Officer of Ambassadors Group, Inc. Ambassadors Group is an educational travel company that organizes and promotes international and domestic educational travel and sports programs for youth, athletes and professionals and is listed on the NASDAQ Global Select Market.
Mr. Thomas has been named to the Compensation Committee of the Board. Mr. Thomas will participate in the Company's standard compensation program for non-employees directors, which has been previously disclosed.
The Company's October 31, 2008 press release, which is filed with this report as Exhibit 99.1, announced Mr. Thomas' appointment to the Board.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release issued by the Company on October 31, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC LEARNING CORP

Date: November 03, 2008	By:	/s/ Linda L. Carloni
Linda L. Carloni
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release issued by the Company on October 31, 2008.